Exhibit 99.1
APX GROUP HOLDINGS, INC. REPORTS THIRD QUARTER 2018 RESULTS
3rd Quarter 2018 Highlights

•	$272.3 million in total revenues, a 19.1% year-over-year increase

•	Net loss of $120.2 million compared to net loss of $107.9 million in the prior year

•	$141.0 million in Adjusted EBITDA[a], an increase of 9.7% year over year

•	17.1% year-over-year increase in New Subscribers

Provo, UT – November 1, 2018 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported financial and operational results for the third quarter ended September 30, 2018.
“The Vivint model is building momentum as the number of consumers looking for a true smart home experience continues to increase,” said Todd Pedersen, CEO of APX Group. “Our 2018 third quarter New Subscriber growth benefited from this trend as we wrapped up the summer selling season with a 19% year-over-year growth in our direct-to-home sales channel and our inside sales team maintained its double-digit growth at 12% year over year. I feel particularly positive about these results, considering we tightened underwriting criteria during the quarter, which improves our unit of one economics, but creates a bit of a headwind to sales velocity. We’ll continue to push for balanced, profitable growth and we’re optimistic the progress we’ve made this year and this quarter are moves in this direction.”

a:This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Revenue and Subscriber Data

APX Group reported total revenues of $272.3 million for the three-month period ended September 30, 2018 versus $228.7 million for the same period in 2017, an increase of $43.6 million or 19.1%. The adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“Topic 606”) accounted for $11.1 million of the year-over-year increase.
Total recurring and other revenue of $272.3 million increased $53.2 million, or 24.3% for the three months ended September 30, 2018 compared to the three months ended September 30, 2017, of which $28.6 million was associated with the adoption of Topic 606 related to the timing of revenue recognition and classification of certain revenue components.

Excluding the impact of the adoption of Topic 606, total recurring and other revenue for the three months ended September 30, 2018 totaled $243.7 million, which represented an increase of $24.6 million, or 11.2% compared to the three months ended September 30, 2017. An increase in Total Subscribers of 14.1% accounted for approximately $29.5 million of the increase in total recurring and other revenue. The increase in total recurring and other revenue was partially offset by $16.0 million from the decrease in Average Monthly Service Revenue per User of approximately $4.02 attributable to the Company's transition to Vivint Flex Pay in early 2017, as well as a shift in the package pricing mix. Recognized deferred product revenues and recognized retail installment contract imputed interest increased $11.4 million and $1.3 million, respectively, due to the increase in the Company’s subscriber base and sales of products. When compared to the three months ended September 30, 2017, foreign currency translation negatively affected total revenues by $0.8 million, as computed on a constant currency basis.

The Company added 104,249 New Subscribers during the third quarter of 2018, a 17.1% increase compared to the 89,019 New Subscribers added during the same period in 2017. The Company's direct-to-home and inside sales channels had year-over-year growth of 19.4% and 12.3%, respectively.

Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2017	2017	2017	2018	2018
Total Revenues	$228.7	$235.8	$246.6	$255.0	$272.3
Net Loss	$(107.9)	$(135.4)	$(84.7)	$(144.4)	$(120.2)
Adjusted EBITDA(a)	$128.5	$125.9	$122.9	$137.2	$141.0
Adjusted EBITDA Margin	56.2%	53.4%	49.8%	53.8%	51.8%
New Subscribers(1)	89,019	52,342	55,502	117,875	104,249
Total Subscribers(1)	1,270,478	1,292,698	1,313,742	1,393,635	1,450,185
Total Monthly Service Revenue(1)	$71.2	$71.0	$71.0	$73.3	$75.5
Average Monthly Service Revenue per User(1)	$56.07	$54.92	$54.00	$52.61	$52.05
Total Monthly Revenue(1)	$76.2	$78.6	$82.2	$85.0	$90.8
Average Monthly Revenue per User(1)	$60.52	$61.09	$62.97	$62.49	$63.12
Attrition Rate(2)	11.3%	11.0%	10.7%	11.1%	11.8%

(1) Data excludes wireless internet business and sales channel pilot programs and are provided as of each period end
(2) Attrition Rate is reported on an LTM basis for each period end and excludes wireless internet business and sales channel pilot programs

“In addition to strong top-line revenue growth of 19% year over year, Vivint continued to drive improvement in key operating initiatives during the third quarter, including a higher mix of third-party funding within our Vivint Flex Pay program, a meaningful reduction in service costs and further progress in reducing net creation costs,” said Mark Davies, CFO of APX Group. “G&A, as a percentage of revenue, improved on a sequential basis and attrition was in line with expectations.  We also took steps to strengthen our balance sheet, as we closed an $810 million term loan and used a portion of the proceeds to retire the balance of the Company’s 2019 Senior Secured Notes and repurchase a

a:This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

portion of the Company’s 2020 Senior Notes.  As we move toward the end of the 2018 fiscal year, we believe we are setting the stage for continued momentum moving into 2019.”

Costs and Expenses

Operating expenses increased $11.6 million, or 14.3%, for the three months ended September 30, 2018 compared to the three months ended September 30, 2017. Adjusting for Topic 606, which now records certain previously expensed contract costs as capitalized contract costs, the year-over-year increase was $22.1 million, or 27.3%. The increase was primarily due to an increase in personnel and related support costs of $17.8 million, including a $4.1 million increase in employee medical benefits, driven by a 14.1% increase in the Total Subscribers and an increase in non-capitalized installation costs of $5.2 million. The increases in operating expenses were partially offset by a decrease in third-party contracted services of $2.3 million and a decrease of $1.0 million in costs associated with our retail sales efforts. Net Service Cost per Subscriber was $16.38 in the third quarter of 2018 compared to $15.04 in the same period in 2017.
Selling expenses decreased by 21.9% or $11.8 million for the three months ended September 30, 2018 compared to the three months ended September 30, 2017, primarily due to a decrease of $12.7 million in costs associated with our retail and other sales pilots and a decrease of $3.1 million in non-capitalized marketing costs. The decrease in selling expenses was offset by an increase in housing and information technology costs of $2.2 million and $1.8 million, respectively.
The Company’s Net Subscriber Acquisition Costs per New Subscriber was $1,308 for the last twelve months ended September 30, 2018 compared to $1,560 for the twelve-month ended September 30, 2017.
General and administrative (“G&A”) expenses increased $1.1 million, or 2.2%, for the three months ended September 30, 2018 compared to the three months ended September 30, 2017, primarily due to an increase in personnel and related costs of $5.2 million, including an increase of $1.4 million associated with the Company’s offering of a 401(k) match in 2018, and an increase in information technology and research and development costs of $1.4 million and $1.3 million, respectively. The increases in G&A were offset by a decrease of $6.9 million in costs associated with our retail and other sales pilots.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the third quarter of 2018 was $141.0 million and net loss was $120.2 million, compared to Adjusted EBITDA of $128.5 million and net loss of $107.9 million for the same period in 2017.

Liquidity

As of September 30, 2018, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $405 million.

Certain Credit Statistics

The Company's net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.6x as of September 30, 2018.

Conference Call

Vivint Smart Home will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, November 1, 2018. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint Smart Home website, www.investors.vivint.com/events-presentations/events or dial (833) 235-7641 for domestic participants or (647) 689-4162 for international participants with the conference code of 6084547.

A presentation of the financial and operational results and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://

www.investors.vivint.com/events-presentations/events. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.

About Vivint Smart Home

Vivint Smart Home is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers. J.D. Power ranked Vivint Smart Home “Highest in Customer Satisfaction for Home Security Systems.” For more information, visit www.vivint.com.

Forward-Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation with respect to the Vivint Flex Pay plan. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of management. Although we believe that the Company’s plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that the Company will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by Vivint’s competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	the introduction of unsuccessful new products and services;

•	privacy and data protection laws, privacy or data breaches, or the loss of data; and

•
the impact to the Company’s business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan and our ability to successfully compete in retail sales channels.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s most recent annual report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic and other filings with the Securities and Exchange Commission. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers - the aggregate number of active smart home and security subscribers at the end of a given period.

Total Monthly Service Revenue (MSR) - the contracted recurring monthly service billings to our smart home and security subscribers, based on the number of Total Subscribers as of the end of a given period.

Average Monthly Service Revenue per User (AMSRU) - Total MSR divided by the number of Total Subscribers as of the end of a given period.

Total Monthly Revenue (Total MR) - average monthly total revenue recognized during the period.

Average Monthly Revenue per User (AMRU) - Total MR divided by average monthly Total Subscribers during a given period.

Attrition Rate - the aggregate number of canceled smart home and security subscribers during the prior 12-month period divided by the monthly weighted average number of Total Subscribers, based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this as a cancellation.

Net Service Cost per Subscriber - average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring Smart Home Services billings for the period divided by average monthly Total Subscribers for the same period.

Net Service Margin - the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.

New Subscribers - the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.

Net Subscriber Acquisition Costs per New Subscriber - the direct and indirect costs to create a new smart home and security subscriber divided by New Subscribers for a given 12-month period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead); less upfront payment received from the sale of Products associated with the initial installation and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.

All key operating metric calculations defined above exclude our wireless internet business and pilot programs.

Contact:

Dale R. Gerard
Senior Vice President of Finance and Treasurer
801-705-8011
dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Recurring and other revenue	$272,335	$219,111	$773,899	$618,752
Service and other sales revenue	—	6,764	—	18,513
Activation fees	—	2,783	—	8,872
Total revenues	272,335	228,658	773,899	646,137
Costs and expenses:
Operating expenses	92,703	81,108	265,784	229,776
Selling expenses	41,970	53,821	166,872	134,894
General and administrative expenses	50,542	49,416	150,715	127,179
Depreciation and amortization	130,636	84,460	381,767	241,425
Restructuring expenses	542	—	4,683	—
Total costs and expenses	316,393	268,805	969,821	733,274
Loss from operations	$(44,058)	$(40,147)	$(195,922)	$(87,137)
Other expenses (income):
Interest expense	61,881	58,005	180,998	166,644
Interest income	—	—	(31)	(104)
Other loss (income), net	14,510	8,611	(25,999)	18,808
Total other expenses	76,391	66,616	154,968	185,348
Loss before income taxes	(120,449)	(106,763)	(350,890)	(272,485)
Income tax (benefit) expense	(223)	1,157	(1,562)	2,308
Net loss	$(120,226)	$(107,920)	$(349,328)	$(274,793)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$112,966	$3,872
Accounts and notes receivable, net	51,996	40,721
Inventories	73,086	115,222
Prepaid expenses and other current assets	17,475	16,150
Total current assets	255,523	175,965

Property, plant and equipment, net	75,882	78,081
Capitalized contract costs, net	1,163,480	—
Subscriber acquisition costs, net	—	1,308,558
Deferred financing costs, net	2,318	3,099
Intangible assets, net	278,494	377,451
Goodwill	836,290	836,970
Long-term notes receivables and other assets, net	122,766	88,723
Total assets	$2,734,753	$2,868,847
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$71,364	$107,347
Accrued payroll and commissions	118,913	57,752
Accrued expenses and other current liabilities	155,818	74,321
Deferred revenue	184,226	88,337
Current portion of capital lease obligations	8,511	10,614
Total current liabilities	538,832	338,371

Notes payable, net	3,038,173	2,760,297
Revolving credit facility	—	60,000
Capital lease obligations, net of current portion	7,325	11,089
Deferred revenue, net of current portion	328,168	264,555
Other long-term obligations	95,553	79,020
Deferred income tax liabilities	8,816	9,041
Total liabilities	4,016,867	3,522,373
Total stockholders’ deficit	(1,282,114)	(653,526)
Total liabilities and stockholders’ deficit	$2,734,753	$2,868,847

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Summary Cash Flow Data
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash provided by (used in) operating activities	$966	$(16,007)	$(130,023)	$(149,268)
Net cash (used in) provided by investing activities	(3,248)	(3,778)	37,455	(15,780)
Net cash provided by financing activities	110,668	133,800	201,664	237,023
Effect of exchange rate changes on cash	60	82	(2)	72
Net increase in cash and cash equivalents	108,446	114,097	109,094	72,047

Cash and cash equivalents:
Beginning of period	4,520	1,470	3,872	43,520
End of period	$112,966	$115,567	$112,966	$115,567

Statement Regarding Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures and other agreements governing our notes and the credit agreement governing our term loan and revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain covenants in the indentures and other agreements governing our notes and the credit agreement governing our term loan and revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2017	2017	2017	2018	2018
Net loss	$(107.9)	$(135.4)	$(84.7)	$(144.4)	$(120.2)
Interest expense, net	58.0	59.1	58.8	60.3	61.9
Other (income) loss expense, net	8.6	9.2	5.1	4.7	14.5
Gain on sale of spectrum (i)	—	—	(50.4)	—	—
Income tax expense (benefit), net	1.2	(1.2)	(0.4)	(0.9)	(0.2)
Restructuring expenses (ii)	—	—	—	4.1	0.5
Depreciation and amortization (iii)	30.9	31.6	28.9	28.9	29.1
Amortization of capitalized contract costs	53.6	56.2	95.4	97.9	101.5
Non-capitalized contract costs (iv)	69.5	82.9	70.9	83.1	59.6
Non-cash compensation (v)	0.3	0.3	0.2	0.3	0.9
Other Adjustments (vi)	14.3	23.2	12.0	19.8	15.0
Adjustment for change in accounting principle (Topic 606) (vii)	—	—	(12.9)	(16.6)	(21.6)
Adjusted EBITDA	$128.5	$125.9	$122.9	$137.2	$141.0

(i)	Gain on sale of spectrum intangible assets during the three months ended March 31, 2018.

(ii)	Restructuring employee severance and termination benefits expenses.

(iii)	Excludes loan amortization costs that are included in interest expense.

(iv)
Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.

(v)	Reflects non-cash compensation costs related to employee and director stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.

(vi)
Other Adjustments includes certain items such as product development costs, subcontracted monitoring fee savings, certain legal and professional fees, expenses associated with retention bonuses, relocation and severance payments, and certain other adjustments.

(vii)	Adjustments to eliminate the impact of the Company's adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.